EXHIBIT 99.1

Oxford: Owner of Tommy Bahama and Lilly Pulitzer Reports Record First Quarter Earnings, Raises Full Year Guidance

  First quarter sales increased 33%, exceeding high end of revenue guidance range
  First quarter operating margin expanded 840 basis points to 21.5% on a GAAP basis and 700 basis points to 21.8% on an adjusted basis over fiscal 2021
  Record first quarter GAAP EPS of $3.45 and adjusted EPS of $3.50 exceeded high end of guidance range
  Raises full-year EPS guidance to $9.55 - $9.95 on a GAAP basis and $9.60 - $10.00 on an adjusted basis

ATLANTA, June 08, 2022 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2022 first quarter ended April 30, 2022.

Consolidated net sales in the first quarter of fiscal 2022 increased 33% to $353 million compared to $266 million in the first quarter of fiscal 2021. Earnings per share (EPS) on a GAAP basis increased to $3.45 compared to $1.70 in the first quarter of fiscal 2021. On an adjusted basis, EPS increased to $3.50 compared to $1.89 in the first quarter of fiscal 2021.

Thomas C. Chubb III, Chairman and CEO, commented, “After posting record earnings throughout fiscal 2021, we are delighted to be reporting a terrific first quarter in fiscal 2022.  Across our entire portfolio we drove excellent results, with all brands and all channels of distribution delivering strong year over year gains.  As more and more people are returning to social events, leisure travel and even the more casually-attired post-pandemic physical workplace, consumers are increasingly attracted to our happy, upbeat brands and the beautiful products we provide which are both true to our brands’ unique DNA and relevant to today’s consumer and marketplace.”

“We were extremely pleased with the strong top and bottom line results we achieved in our largest brand, Tommy Bahama.  Sales in Tommy Bahama grew by 46% while operating margin expanded 990 basis points to 23%. We are also proud of the 25% sales growth and characteristically strong 28% operating margin we recorded in Lilly Pulitzer and the excellent growth in sales and operating profit at our newly-designated Emerging Brands operating group which includes Southern Tide, The Beaufort Bonnet Company and Duck Head. Our significant beat in the first quarter and the momentum we’ve seen so far in the second quarter give us confidence to raise our sales and EPS guidance for the year.”

Mr. Chubb concluded, “Over the last two years, our incredible team of people worked very hard to position ourselves to emerge from the pandemic stronger than we went in. We are grateful to our associates for all that they do to delight our customers and deliver excellent long-term value for our shareholders.”

First Quarter of Fiscal 2022 versus Fiscal 2021

Net Sales by Operating Group	First Quarter
($ in millions)	2022	2021	% Change
Tommy Bahama	$228.1	$156.7	46%
Lilly Pulitzer	92.0	73.6	25%
Emerging Brands	31.8	22.4	42%
Lanier Apparel (exited)	0.0	12.0	nm
Other	0.7	1.0	nm
Total Company	$352.6	$265.8	33%

  Retail sales of $136 million were 49% higher than the first quarter of fiscal 2021, with growth in all parts of the country.

  Full price e-commerce sales grew 20% to $89 million compared to the first quarter of fiscal 2021, with growth in all brands. In addition, Lilly Pulitzer generated $7 million of flash clearance sales reflecting its change in the timing of flash events to clear certain resort season goods in April rather than later in the year.

  Restaurant sales grew 23% to $31 million compared to the first quarter of fiscal 2021, driven by strong performance and fewer operating restrictions related to COVID-19 in Tommy Bahama’s 21 food and beverage locations.

  Wholesale sales of $89 million were 42% higher than the first quarter of fiscal 2021, excluding $12 million of prior-period sales related to Lanier Apparel, with stronger spring orders and a shift in some initial spring shipments from the fourth quarter of fiscal 2021 into the first quarter of fiscal 2022.

  Gross margin increased to 64.2% compared to 62.7% in the first quarter of fiscal 2021, driven primarily by a shift in sales mix towards direct to consumer channels, the net favorable impact of LIFO accounting and higher initial product margins which were partially offset by higher freight costs. On an adjusted basis, gross margin increased 50 basis points to 64.5% compared to 64.0% in the first quarter of fiscal 2021.

  SG&A as a percentage of net sales was 44.6% compared to 51.6% in the first quarter of fiscal 2021, reflecting meaningful operating leverage. SG&A was $157 million compared to $137 million in the first quarter of fiscal 2021, increasing primarily due to higher employment costs, variable expenses and advertising costs to support sales growth.

  Royalties and other operating income increased by 29% to $7 million with growth in royalties in both Tommy Bahama and Lilly Pulitzer.

  Operating income increased to $76 million, or 21.5% of sales, compared to $35 million, or 13.1% of sales, in the first quarter of fiscal 2021. On an adjusted basis, operating income increased to $77 million, or 21.8% of sales, compared to $39 million, or 14.8% of sales, in the first quarter of fiscal 2021 with operating margin expansion in Tommy Bahama, Lilly Pulitzer and Emerging Brands operating groups.

  The effective tax rate in the first quarter of fiscal 2022 was 24% versus 18% in the prior year as the first quarter of 2021 benefited from more significant favorable items.

Balance Sheet and Liquidity

On a FIFO basis, inventory increased 18% compared to the end of the first quarter of fiscal 2021 to support planned sales growth in each brand. On a LIFO basis, inventory increased 13% compared to the end of the first quarter of fiscal 2021.

As of April 30, 2022, the Company had a strong liquidity position with $166 million of cash, cash equivalents and short-term investments versus $92 million at the end of the first quarter of fiscal 2021. The increase in cash and short-term investments was driven by strong operating cash flows, which exceeded capital expenditures, share repurchases, and dividend payments. The Company had no borrowings outstanding under its revolving credit agreement during either the first quarter of fiscal 2022 or fiscal 2021.

Dividend and Share Repurchase

The Board of Directors declared a quarterly cash dividend of $0.55 per share. The dividend is payable on July 29, 2022 to shareholders of record as of the close of business on July 15, 2022. The Company has paid dividends every quarter since it became publicly owned in 1960.

To date, the Company has repurchased approximately 800,000 shares, or nearly 5% of total shares outstanding, for $70 million, including $8 million in the fourth quarter of 2021, $43 million in the first quarter of 2022, and $19 million subsequent to quarter-end under its December 7, 2021 $150 million share repurchase authorization and associated $100 million 10b5-1 trading plan.

Outlook

The Company initiated its guidance for the second quarter of fiscal 2022, ending on July 30, 2022. The Company expects net sales to be between $350 million and $370 million compared to net sales of $329 million in the second quarter of fiscal 2021, which included $8 million of Lanier Apparel sales. Both GAAP and adjusted EPS are expected to be in a range of $3.30 to $3.50 in the second quarter. This compares with EPS of $3.05 on a GAAP basis and $3.24 on an adjusted basis in the second quarter of fiscal 2021.

For fiscal 2022, the Company raised its previously issued guidance. The Company now expects net sales in a range of $1.285 billion to $1.325 billion as compared to net sales of $1.142 billion in fiscal 2021. In fiscal 2022, GAAP EPS is expected to be between $9.55 and $9.95. Adjusted EPS is expected to be between $9.60 and $10.00. This compares to GAAP EPS of $7.78 and adjusted EPS of $7.99 in fiscal 2021.

The Company’s effective tax rate is expected to be between 24% and 25% for both the second quarter and fiscal 2022.

Capital expenditures in fiscal 2022 are expected to be approximately $50 million, primarily reflecting investments in information technology initiatives, the development of new direct to consumer locations, including construction of a new Marlin Bar opening in 2023 in Palm Beach Gardens, and remodeling existing stores. Capital expenditures were $32 million in fiscal 2021.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 22, 2022 by dialing (412) 317-6671 access code 13730041.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Beginning in the first quarter of fiscal 2022, the Company combined Southern Tide, The Beaufort Bonnet Company and Duck Head into the Emerging Brands operating group. Previously, Southern Tide was a separately reported operating group and The Beaufort Bonnet Company and Duck Head were included in Corporate and Other. All prior periods have been restated to conform to the current period presentation. Attached to this press release are schedules showing fiscal 2021 operating results by quarter for the new presentation.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of the coronavirus (COVID-19) pandemic on our business, operations and financial results, including due to uncertainties about scope and duration, supply chain disruptions, future store closures or other operating restrictions or the impact on consumer traffic, any or all of which may also affect many of the following risks; demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by current inflationary pressures; supply chain disruptions, including the potential lack of inventory to support demand for our products, which may be impacted by capacity constraints, closed factories, and cost and availability of freight deliveries; costs and availability of labor; costs of products as well as the raw materials used in those products; energy costs; our ability to be more hyper-digital and respond to rapidly changing consumer expectations; the ability of business partners, including suppliers, vendors, licensees and landlords, to meet their obligations to us and/or continue our business relationship to the same degree in light of current or future staffing shortages, liquidity challenges and/or bankruptcy filings; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the timing of shipments requested by our wholesale customers; weather; fluctuations and volatility in global financial markets; the timing and cost of store and restaurant openings and remodels, technology implementations and other capital expenditures; acquisition activities, including our ability to timely recognize expected synergies from acquisitions; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on climate change and environmental, social, and governance issues; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; and geopolitical risks, including those related to the ongoing conflict in Ukraine. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Annual Report on Form 10-K for Fiscal 2021, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:                 Jevon Strasser
E-mail:                InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	April 30,	May 1,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$31,799	$92,086
Short-term investments	134,327	—
Receivables, net	74,374	67,658
Inventories, net	122,760	108,810
Income tax receivable	19,741	17,830
Prepaid expenses and other current assets	24,911	22,355
Total Current Assets	$407,912	$308,739
Property and equipment, net	150,393	157,553
Intangible assets, net	155,080	155,967
Goodwill	23,870	23,930
Operating lease assets	182,345	221,647
Other assets, net	27,417	33,146
Total Assets	$947,017	$900,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$68,641	$72,323
Accrued compensation	26,477	31,578
Current portion of operating lease liabilities	54,642	60,226
Accrued expenses and other liabilities	76,657	60,963
Total Current Liabilities	$226,417	$225,090
Long-term debt	—	—
Non-current portion of operating lease liabilities	185,365	226,358
Other non-current liabilities	19,600	21,270
Deferred income taxes	2,215	363
Shareholders’ Equity
Common stock, $1.00 par value per share	16,284	16,894
Additional paid-in capital	163,137	156,069
Retained earnings	336,994	258,211
Accumulated other comprehensive loss	(2,995)	(3,273)
Total Shareholders’ Equity	$513,420	$427,901
Total Liabilities and Shareholders’ Equity	$947,017	$900,982

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	First Quarter
	Fiscal 2022	Fiscal 2021
Net sales	$352,581	$265,762
Cost of goods sold	126,204	99,177
Gross profit	$226,377	$166,585
SG&A	157,412	137,125
Royalties and other operating income	7,013	5,433
Operating income	$75,978	$34,893
Interest expense, net	242	252
Earnings before income taxes	$75,736	$34,641
Income tax expense	18,328	6,173
Net earnings	$57,408	$28,468

Net earnings per share:
Basic	$3.52	$1.72
Diluted	$3.45	$1.70
Weighted average shares outstanding:
Basic	16,316	16,594
Diluted	16,622	16,792
Dividends declared per share	$0.55	$0.37

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter
	Fiscal 2022	Fiscal 2021
Cash Flows From Operating Activities:
Net earnings	$57,408	$28,468
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	9,963	9,463
Amortization of intangible assets	227	220
Equity compensation expense	2,725	2,227
Amortization of deferred financing costs	86	86
Deferred income taxes	(727)	1,584
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(39,834)	(37,219)
Inventories, net	(5,054)	14,902
Income tax receivable	(13)	145
Prepaid expenses and other current assets	(6,314)	(1,980)
Current liabilities	3,498	27,211
Other balance sheet changes	515	(4,102)
Cash provided by operating activities	$22,480	$41,005
Cash Flows From Investing Activities:
Purchases of property and equipment	(9,280)	(4,925)
Purchases of short-term investments	(15,000)	—
Proceeds from short-term investments	45,000	—
Other investing activities	—	(500)
Cash provided by (used in) investing activities	$20,720	$(5,425)
Cash Flows From Financing Activities:
Repurchase of common stock	(42,867)	—
Proceeds from issuance of common stock	392	322
Repurchase of equity awards for employee tax withholding liabilities	(3,166)	(2,983)
Cash dividends paid	(9,020)	(6,252)
Other financing activities	(2,010)	(749)
Cash used in financing activities	$(56,671)	$(9,662)
Net change in cash and cash equivalents	(13,471)	25,918
Effect of foreign currency translation on cash and cash equivalents	411	155
Cash and cash equivalents at the beginning of year	44,859	66,013
Cash and cash equivalents at the end of period	$31,799	$92,086

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	First Quarter
AS REPORTED	Fiscal 2022	Fiscal 2021	% Change
Tommy Bahama
Net sales	$228.1	$156.7	45.5%
Gross profit	$147.3	$101.5	45.1%
Gross margin	64.6%	64.8%
Operating income	$52.6	$20.7	154.6%
Operating margin	23.1%	13.2%
Lilly Pulitzer
Net sales	$92.0	$73.6	25.1%
Gross profit	$63.5	$51.2	24.1%
Gross margin	69.0%	69.6%
Operating income	$26.2	$19.9	31.3%
Operating margin	28.4%	27.1%
Emerging Brands
Net sales	$31.8	$22.4	41.6%
Gross profit	$16.3	$12.1	35.1%
Gross margin	51.5%	53.9%
Operating income	$7.7	$5.0	55.9%
Operating margin	24.4%	22.1%
Lanier Apparel
Net sales	$0.0	$12.0	(100.0)%
Gross profit	$0.0	$4.3	(100.0)%
Gross margin	NM	35.7%
Operating income	$0.0	$0.9	(100.0)%
Operating margin	NM	7.1%
Corporate and Other
Net sales	$0.7	$1.0	(32.0)%
Gross profit	$(0.8)	$(2.5)	NM
Operating loss	$(10.5)	$(11.5)	NM
Consolidated
Net sales	$352.6	$265.8	32.7%
Gross profit	$226.4	$166.6	35.9%
Gross margin	64.2%	62.7%
SG&A	$157.4	$137.1	14.8%
SG&A as % of net sales	44.6%	51.6%
Operating income	$76.0	$34.9	117.7%
Operating margin	21.5%	13.1%
Earnings before income taxes	$75.7	$34.6	118.6%
Net earnings	$57.4	$28.5	101.7%
Net earnings per diluted share	$3.45	$1.70	102.9%
Weighted average shares outstanding - diluted	16.6	16.8	(1.0)%

	First Quarter
ADJUSTMENTS	Fiscal 2022	Fiscal 2021	% Change
LIFO adjustments(1)	$1.0	$3.1
Lanier Apparel exit charges in cost of goods sold(2)	$0.0	$0.5
Amortization of Southern Tide intangible assets(3)	$0.0	$0.1
Lanier Apparel exit charges in SG&A(4)	$0.0	$0.8
Impact of income taxes(5)	$(0.3)	$(1.1)
Adjustment to net earnings(6)	$0.8	$3.3
AS ADJUSTED
Tommy Bahama
Net sales	$228.1	$156.7	45.5%
Gross profit	$147.3	$101.5	45.1%
Gross margin	64.6%	64.8%
Operating income	$52.6	$20.7	154.6%
Operating margin	23.1%	13.2%
Lilly Pulitzer
Net sales	$92.0	$73.6	25.1%
Gross profit	$63.5	$51.2	24.1%
Gross margin	69.0%	69.6%
Operating income	$26.2	$19.9	31.3%
Operating margin	28.4%	27.1%
Emerging Brands
Net sales	$31.8	$22.4	41.6%
Gross profit	$16.3	$12.1	35.1%
Gross margin	51.5%	53.9%
Operating income	$7.7	$5.0	53.7%
Operating margin	24.4%	22.4%
Lanier Apparel
Net sales	$0.0	$12.0	(100.0)%
Gross profit	$0.0	$4.8	(100.0)%
Gross margin	NM	39.5%
Operating income	$0.0	$2.1	(100.0)%
Operating margin	NM	17.7%
Corporate and Other
Net sales	$0.7	$1.0	(32.0)%
Gross profit	$0.2	$0.5	NM
Operating loss	$(9.5)	$(8.5)	NM
Consolidated
Net sales	$352.6	$265.8	32.7%
Gross profit	$227.4	$170.1	33.7%
Gross margin	64.5%	64.0%
SG&A	$157.4	$136.2	15.5%
SG&A as % of net sales	44.6%	51.3%
Operating income	$77.0	$39.3	95.9%
Operating margin	21.8%	14.8%
Earnings before income taxes	$76.7	$39.1	96.5%
Net earnings	$58.2	$31.7	83.3%
Net earnings per diluted share	$3.50	$1.89	85.2%

	First Quarter	First Quarter	First Quarter
	Fiscal 2022	Fiscal 2022	Fiscal 2021
	Actual	Guidance(7)	Actual
Net earnings per diluted share:
GAAP basis	$3.45	$2.65 - 2.85	$1.70
LIFO adjustments(8)	0.05	0.00	0.14
Amortization of recently acquired intangible assets(9)	0.00	0.00	0.00
Lanier Apparel exit charges(10)	0.00	0.00	0.06
As adjusted(6)	$3.50	$2.65 - 2.85	$1.89

	Second Quarter	Second Quarter
	Fiscal 2022	Fiscal 2021
	Guidance(11)	Actual
Net earnings per diluted share:
GAAP basis	$3.30-3.50	$3.05
LIFO adjustments(8)	0.00	0.19
Amortization of recently acquired intangible assets(9)	0.00	0.00
Lanier Apparel exit charges(10)	0.00	(0.01)
As adjusted(6)	$3.30-3.50	$3.24

	Full Year	Full Year
	Fiscal 2022	Fiscal 2021
	Guidance(11)	Actual
Net earnings per diluted share:
GAAP basis	$9.55-9.95	$7.78
LIFO adjustments(8)	0.05	0.70
Amortization of recently acquired intangible assets(9)	0.00	0.01
Tommy Bahama lease termination charges(12)	0.00	0.21
Lanier Apparel exit charges(10)	0.00	0.04
Change in fair value of contingent consideration(13)	0.00	0.05
Gain on sale of Lanier Apparel distribution center(14)	0.00	(0.12)
Gain on sale of investment in unconsolidated entity(15)	0.00	(0.68)
As adjusted(6)	$9.60-10.00	$7.99

Restated Operating Group Amounts by Quarter for Fiscal 2021
The tables below restate the net sales and operating income for each operating group by quarter to reflect the impact of combining Southern Tide, TBBC and Duck Head in the Emerging Brands Group. Previously Southern Tide was reported as a separate operating group, while TBBC and Duck Head were included in Corporate and Other.

	Fiscal 2021
	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year(6)
Net sales, GAAP
Tommy Bahama	$156.7	$208.8	$148.5	$210.3	$724.3
Lilly Pulitzer	73.6	87.3	72.2	65.9	299.0
Emerging Brands	22.4	22.8	22.1	22.7	90.1
Lanier Apparel	12.0	8.5	4.2	0.1	24.9
Corporate and Other	1.0	1.2	0.8	0.8	3.9
Total(6)	$265.8	$328.7	$247.7	$299.9	$1,142.1

Operating Income, GAAP
Tommy Bahama	$20.7	$47.3	$5.5	$38.2	$111.7
Lilly Pulitzer	19.9	25.8	16.0	1.9	63.6
Emerging Brands	5.0	4.5	4.1	3.1	16.6
Lanier Apparel	0.9	0.9	0.3	2.8	4.9
Corporate and Other	(11.5)	(10.5)	4.6	(14.0)	(31.4)
Total(6)	$34.9	$68.0	$30.6	$32.0	$165.5

Adjustments to Operating Income
Tommy Bahama lease termination charges(16)	$-	$-	$4.9	$-	$4.9
Amortization of Southern Tide intangible assets(3)	0.1	0.1	0.1	0.1	0.3
Change in fair value of contingent consideration(17)	-	-	0.8	0.4	1.2
Lanier Apparel exit charges(18)	1.3	(0.2)	(0.1)	-	1.0
Gain on sale of Lanier Apparel distribution center(19)	-	-	-	(2.7)	(2.7)
LIFO adjustments(1)	3.1	4.4	2.2	6.3	15.9
Gain on sale of investment in unconsolidated entity(20)	-	-	(11.6)	-	(11.6)
Total adjustments(6)	$4.4	$4.2	$(3.8)	$4.1	$8.9

Operating Income, as adjusted
Tommy Bahama	$20.7	$47.3	$10.4	$38.2	$116.6
Lilly Pulitzer	19.9	25.8	16.0	1.9	63.6
Emerging Brands	5.0	4.6	5.0	3.6	18.1
Lanier Apparel	2.1	0.7	0.2	0.2	3.2
Corporate and Other	(8.5)	(6.1)	(4.7)	(7.8)	(27.1)
Total(6)	$39.3	$72.2	$26.8	$36.1	$174.4

(1) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2) Lanier Apparel exit charges in cost of goods sold relate to amounts resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These amounts in Fiscal 2021 relate to estimates of inventory markdowns and costs related to the Merida, Mexico manufacturing facility, which ceased operations in Fiscal 2020. These amounts are included in cost of goods sold in Lanier Apparel.
(3) Amortization of Southern Tide intangible assets represents the amortization related to intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Emerging Brands.
(4) Lanier Apparel exit charges in SG&A relate to amounts resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These charges in Fiscal 2021 primarily consist of employee charges for retention and severance and termination charges related to certain license agreements. These charges are included in SG&A in Lanier Apparel.
(5) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings in the respective jurisdiction.
(6) Amounts in columns may not add due to rounding.
(7) Guidance as issued on March 23, 2022.
(8) LIFO adjustments represents the impact, net of income taxes, on net earnings per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(9) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per share resulting from the amortization of intangible assets acquired as part of the Southern Tide acquisition.
(10) Lanier Apparel exit charges represents the impact, net of income taxes, on net earnings per share resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These charges in Fiscal 2021 include amounts related to estimates of inventory markdowns, costs related to the Merida, Mexico manufacturing facility, employee charges and termination charges related to certain license agreements.
(11) Guidance as issued on June 8, 2022.
(12) Tommy Bahama lease termination charges represents the impact, net of income taxes, on net earnings per share of the charges associated with the termination of the Tommy Bahama New York office and showroom lease in Fiscal 2021.
(13) Change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings per share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.
(14) Gain on sale of Lanier Apparel distribution center represents the impact, net of income taxes, on net earnings per share resulting from the sale of the Lanier Apparel Toccoa, Georgia distribution center in Fiscal 2021.
(15) Gain on sale of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings per share relating to the gain recognized on the sale of the ownership interest in an unconsolidated entity in Fiscal 2021. Due to the utilization of benefits associated with certain capital losses to substantially offset the gain there was no significant income tax expense associated with this gain.
(16) Tommy Bahama lease termination charges represents charges associated with the termination of the Tommy Bahama New York office and showroom lease in Fiscal 2021. These charges are included in SG&A in Tommy Bahama.
(17) Change in fair value of contingent consideration represents the impact related to the change in the fair value of contingent consideration related to the TBBC acquisition. These charges are included in SG&A in Emerging Brands.
(18) Lanier Apparel exit charges represents the impact resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These charges in Fiscal 2021 include amounts related to estimates of inventory markdowns, costs related to the Merida, Mexico manufacturing facility, employee charges and termination charges related to certain license agreements.
(19) Gain on sale of Lanier Apparel distribution center represents the gain recognized on the sale of the Lanier Apparel Toccoa, Georgia distribution center in Fiscal 2021. This gain is included in royalties and other income in Lanier Apparel.
(20) Gain on sale of investment in unconsolidated entity represents the gain recognized on the sale of the ownership interest in an unconsolidated entity in Fiscal 2021. This gain is included in royalties and other income in Corporate and Other.

Location Count
	End of Q1	End of Q2	End of Q3	End of Q4

Fiscal 2021
Tommy Bahama
Full-price retail store	104	104	103	102
Retail-restaurant	21	21	21	21
Outlet	35	35	35	35
Total Tommy Bahama	160	160	159	158
Lilly Pulitzer	59	59	59	58
Emerging Brands
Southern Tide	4	4	4	4
TBBC	—	—	—	1
Oxford Total	223	223	222	221

Fiscal 2022
Tommy Bahama
Full-price retail store	102	—	—	—
Retail-restaurant	21	—	—	—
Outlet	35	—	—	—
Total Tommy Bahama	158	—	—	—
Lilly Pulitzer	59	—	—	—
Emerging Brands
Southern Tide	4	—	—	—
TBBC	1	—	—	—
Oxford Total	222	—	—	—